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                                  EXHIBIT 99
                                 PRESS RELEASE


The following is issued in conjunction with Case Corporation's 1999 first quarter results:

For more information, contact:

Sandra J. Lasch
(414) 636-6473

For Immediate Release


               CASE CAPITAL CORPORATION REPORTS RECORD PORTFOLIO

          .   Managed portfolio grows to a record $7 billion
          .   Net income up 5 percent to $20 million
          .   Originations increase 16 percent for the quarter
          .   Diversified financing business increases significantly

     Lincolnshire, Illinois (April 19, 1999) -- Case Capital Corporation today announced net income of $20 million for the first quarter, up 5 percent from $19 million in the comparable period last year. Revenues increased 43 percent over the prior year period to $109 million. The improvement in net income is attributed to higher financing income from strong growth in receivables and leases. This increase was partially offset by higher operating expenses and additional provisions for loan losses to support the company's growth initiatives.

     Case Capital's managed portfolio grew to a record $7 billion as of March 31, 1999, a 32 percent increase year-over-year. Financing originations increased 16 percent in the first quarter, as compared to the prior year period. These increases reflect the success of Case Capital's strategy to grow and diversify its business.
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     "Our strong performance for the quarter once again demonstrates the strength of our business strategy," stated Ted R. French, chairman, Case Capital. "And, our ability to achieve sustained, profitable portfolio diversification and geographic growth demonstrates that we continue to execute that strategy successfully."

     Significant growth in Case Capital's diversified business enabled the company to increase its portfolio, more than offsetting the impact of weaker retail demand in the agricultural equipment market. Diversified originations, generated primarily through Soris Financial, were higher than anticipated for the quarter. Commercial marine financing, introduced in late 1998 through the Cummins-Case Credit alliance, also exceeded expectations during the period.

     New and improved product offerings introduced to equipment dealers and customers during the past two years also enabled Case Capital to grow its core business. These products include commercial loans, credit cards, leasing and insurance brokerage. A new credit life insurance program, introduced in January, was the first in a series of steps designed to enhance Case Credit Insurance Agency's total offerings and better meet the needs of equipment dealers and their customers.

     Geographic expansion also supported Case Capital's growth during the quarter. Case Credit Europe's portfolio tripled year-over-year, and Case Credit Australia's portfolio increased over 50 percent during the period.

     "We continue to experience success in growing both our core business and our diversified business," stated Andrew E. Graves, president, Case Capital. "As we pursue new opportunities,
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we continue to take significant steps to maintain our portfolio quality and ensure sustainable, long-term earnings growth for Case Capital."

     Case Capital Corporation, a wholly owned subsidiary of Case Corporation, provides broad-based financial services for the global marketplace. Case Capital serves customers purchasing, leasing and insuring products through Case Credit Corporation, Soris Financial and Case Credit Insurance Agency. Established in 1957, Case Credit markets its products through Case Corporation's established dealer networks in North America, Australia and Europe. Soris offers its products through diverse dealer networks located in North America. Based in Lincolnshire, Illinois, Case Capital manages a $7 billion portfolio of receivables and leases.